SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3170244 (Commission file number)	000-27596 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

SAN CARLOS, Calif. (July 27, 2004) — Conceptus, Inc. (Nasdaq: CPTS) announced today that the U.S. Food and Drug Administration (FDA) has approved changes in the Conceptus physician labeling allowing for use of the Essure® procedure with the GYNECARE THERMACHOICE* Uterine Balloon Therapy System. These modifications allow Conceptus and Gynecare, a division of ETHICON, Inc., to begin co-promotion of concomitant therapy, where women with menorrhagia (excessive uterine bleeding) can have the Essure Procedure for Permanent Birth Control performed immediately prior to treatment by GYNECARE THERMACHOICE* endometrial ablation. Pregnancy after any form of endometrial ablation is a rare but possible event and the risk of pregnancy complications is increased. Because of the potential problems with future pregnancies, other methods of contraception are required for women undergoing ablations. Many physicians encourage women to consider permanent birth control, such as laparoscopic tubal sterilization, at the time of endometrial ablation if the possibility of future pregnancies exists.

“This is an obvious and important competitive advantage for both companies,” said Mark Sieczkarek, President and CEO of Conceptus. “This approval clears the way for co-promotion under an exclusive agreement between Conceptus and GYNECARE.”

A group of physician consultants specifically hired and trained by Conceptus will become preceptors for the combined procedures. With approval of the PMA supplement granted, this group of physician preceptors will train THERMACHOICE physician users in the Essure procedure over a two-year period. This is separate and in addition to the Conceptus sales and training team, who will continue to train additional physicians in the Essure procedure. The combination of physician preceptors and Conceptus sales and training teams is expected to significantly increase the rate of physician training for Essure over this two-year period.

The GYNECARE sales team has undergone training in the Essure procedure, and is expected to begin immediate co-promotion of the concomitant therapy.

Also, Conceptus reports that a condition of approval for the labeling changes includes performing a small U.S. clinical study on women undergoing concomitant Essure/THERMACHOICE treatment to evaluate results at 3-months following the procedure.

ABOUT THERMACHOICE

THERMACHOICE is a minimally invasive, outpatient treatment for menorrhagia due to benign causes in pre-menopausal women for whom childbearing is complete. The device uses heat to ablate the endometrial lining of the uterus during an 8-minute therapy cycle that can be performed under local anesthesia.

About Essure

     The Essure procedure deploys a soft micro-insert through the cervix into the fallopian tube using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.

ABOUT CONCEPTUS

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

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Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

* Trademark

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The success of this and any co-promotion agreement, the increase in physician training, as well as the clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties, the effectiveness of our co-promotion relationship with Gynecare and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)
By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer and Chief Financial Officer

Dated: July 30, 2004

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